Exhibit 10.11

PATENT AND TECHNOLOGY LICENSE AGREEMENT

This Patent and Technology License Agreement ("AGREEMENT") is made on this 25th day of November 2013, by and between THE UNIVERSITY OF NORTH TEXAS HEALTH SCIENCE CENTER at FORT WORTH (UNTHSC), a State of Texas institution of higher education, whose address is 3500 Camp Bowie Blvd. Fort Worth, Texas 76107-2699, and SIGNPATH PHARMACEUTICALS, INC., a Delaware corporation having a principal place of business located at 1375 California Road Quakertown, PA 18951 ("SIGNPATH").

RECITALS

A.
Drs. Ranjan, Mukerjee, and Vishwanatha were employees of UNTHSC at the time INVENTIONS (defined below) were created. Together, the INVENTIONS were created by Drs. Ranjan, Mukerjee, and Vishwanatha with Dr. Helson, an employee of SIGNPATH ("JOINT INVENTORS"); therefore INVENTIONS and PATENT RIGHTS (defined below) are jointly owned by UNTHSC and SIGNPATH.

B.
The Parties desire to jointly exploit the INVENTIONS and agree that to this end, it is prudent for SIGNPATH to secure UNTHSCs rights in INVENTIONS and PATENT RIGHTS by license to use, develop, manufacture, market, and commercialize the PATENT RIGHTS. UNTHSC has determined that such use, development, and commercialization of the PATENT RIGHTS is in the public's best interest and is consistent with UNTHSC's educational and research missions and goals. UNTHSC desires to have the PATENT RIGHTS developed and used for the benefit of SIGNPATH, the JOINT INVENTORS, UNTHSC, and the public.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

I.           EFFECTIVE DATE

1.1           This AGREEMENT is effective as of the date written above (“EFFECTIVE DATE”) which is the date fully executed by all parties.

II.           DEFINITIONS

As used in this AGREEMENT, the following terms have the meanings indicated:

2.1
ACTIVELY COMMERCIALIZE means being engaged in an ongoing and active program directed towards SALE of LICENSED PRODUCTS that is reasonably funded in light of the research, development, manufacturing, regulatory, marketing or sales efforts required to make the LICENSED PRODUCTS available to the commercial market.

2.2
AFFILIATE means any business entity more than fifty percent (50%) owned by SIGNPATH, any business entity which owns more than fifty percent (50%) of SIGNPATH, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of SIGNPATH.

2.3
INVENTIONS means all discoveries and inventions in Liposomal Sustained Release Compounds created by JOINT INVENTORS, described in part by the invention disclosures and patent applications listed in Exhibit 1 to the Agreement.

2.4           LICENSED FIELD means human and animal use.

2.5	LICENSED PRODUCTS means any product or service sold by SIGNPATH, its AFFILIATES or its sublicensees comprising LICENSED SUBJECT MATTER pursuant to this AGREEMENT.

2.6	LICENSED SUBJECT MATTER means INVENTIONS covered by PATENT RIGHTS or TECHNOLOGY RIGHTS within the LICENSED FIELD.

2.7	LICENSED TERRITORY means worldwide.

2.8
NET SALES means the gross revenues received by SIGNPATH, its AFFILIATES, or its sublicensees from a SALE less sales discounts actually granted, sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation actually prepaid or allowed, and amounts actually allowed or credited due to returns (not exceeding the original billing or invoice amount), all as recorded by SIGNPATH in SIGNPATH’s official books and records in accordance with generally accepted accounting practice an consistent with SIGNPATH’s published financial statements and/or regulatory filings with the United States Securities and Exchange Commission. In the event of a SALE of a COMBINATION PRODUCT, the parties shall work together in good faith to determine what portion of resulting gross revenues shall be used for determining NET SALES based on the value added to the price such COMBINATION PRODUCT by LICENSED SUBJECT MATTER relative to value added by other therapeutically active ingredients or other proprietary technology or information. For purpose of this Section 2.8, the term “COMBINATION PRODUCT” means any LICENSED PRODUCT that contains at least one other therapeutically active ingredient or, in the case of a service, at least one other proprietary technology.

2.9
PATENT RIGHTS means the UNTHSC's rights in (a) INVENTIONS covered in patents and/or patent applications, whether domestic or foreign, which identify JOINT INVENTORS as inventors, including the patents and patent applications listed in Exhibit 1to the Agreement; (b) all non-provisional patent applications that claim priority to any provisional application relating to the INVENTIONS; and (c) all divisionals, continuations, and such claims of continuations-in-part as are entitled to claim priority to the aforesaid patent and/or patent  applications, and all reissues, reexaminations, extensions of, and foreign counterparts; and (d) any patents that issue with respect to the aforesaid patent applications.

2.10	SALE or SOLD means the transfer or disposition of a LICENSED PRODUCT for value to a party other than SIGNPATH or an AFFILIATE.

2.11
TECHNOLOGY RIGHTS means  UNTHSC's rights  in  any  technical  information,  processes, procedures, compositions, devices,  methods, formulae, protocols, techniques, software, designs, drawings or data related to the INVENTIONS and created by the inventor(s) listed in Exhibit 1before the EFFECTIVE DATE, whether or not they are claimed in PATENT RIGHTS but that are necessary for practicing PATENT RIGHTS. Notwithstanding anything to the foregoing, TECHNOLOGY RIGHTS excludes United  States patent application US 13/487,233, "Liposomal Mitigation of Drug-induced Long QT Syndrome and Potassium Delayed-Rectifier Current" and all patent applications and patents that are entitled to claim priority to this patent application and technical information and processes owned exclusively by SIGNPATH

III.           LICENSE

3.1
UNTHSC hereby grants to SIGNPATH a royalty-bearing, exclusive license under PATENT RIGHTS and a non-exclusive license under TECHNOLOGY RIGHTS, to manufacture, have manufactured, use, import, offer to sell and/or sell LICENSED PRODUCTS within LICENSED TERRITORY for use within LICENSED FIELD. This grant is subject to the payment by SIGNPATH to UNTHSC of all consideration as provided herein, the timely payment of all amounts due under any related sponsored research agreement between UNTHSC and SIGNPATH in effect during this AGREEMENT, and is further subject to the following rights retained by UNTHSC to:

(a)	Publish the general scientific findings from research related to LICENSED SUBJECT MATIER, subject to the terms of ARTICLE X-Confidential Information and Publication; and

(b)
Use INVENTIONS covered by PATENT RIGHTS for non-commercial research, non-commercial patient care, teaching and other educationally-related purposes. Use of INVENTIONS covered by PATENT RIGHTS in clinical trials and other research involving patients shall be considered non-commercial research or non-commercial patient care provided that UNTHSC does not sell such INVENTIONS covered by PATENT RIGHTS to said patients.

3.2
SIGNPATH may extend the license granted herein or assign this AGREEMENT to any AFFILIATE provided that the AFFILIATE consents in writing to be bound by this AGREEMENT to the same extent as SIGNPATH. SIGNPATH agrees to deliver such contract to UNTHSC within thirty (30) calendar days following execution thereof.

3.3
SIGNPATH may grant sublicenses under LICENSED SUBJECT MATTER consistent with the terms of this AGREEMENT provided that SIGNPATH is responsible for its sublicensees relevant to this AGREEMENT, and for diligently collecting all amounts due SIGNPATH from sublicensees. If a sublicensee pursuant hereto becomes bankrupt, insolvent or is placed in the hands of a receiver or trustee. SIGNPATH, to the extent allowed under applicable law and in a timely manner, agrees to use its best reasonable efforts to collect all consideration owed to SIGNPATH and to have the sublicense agreement confirmed or rejected by a court of proper jurisdiction. A sublicense agreement shall not exceed the scope and rights granted to SIGNPATH hereunder.

3.4
SIGNPATH must deliver to UNTHSC a true and correct copy of each sublicense granted by SIGNPATH, and any modification or termination thereof, within thirty (30) calendar days after execution, modification, or termination.

3.5
If this AGREEMENT is terminated pursuant to ARTICLE XII-Term and Termination, UNTHSC agrees to accept as successors to SIGNPATH, existing sublicensees in good standing at the date of termination provided that each such sublicensee consents in writing to be bound by all of the terms and conditions of this AGREEMENT.

IV.           CONSIDERATION, PAYMENTS AND REPORTS

4.1
In consideration for the rights granted by UNTHSC to SIGNPATH under this AGREEMENT, SIGNPATH by itself or through its AFFILIATES and sublicensees will ACTIVELY COMMERCIALIZE LICENSED PRODUCTS in the LICENSED FIELD in the LICENSED TERRITORY. It shall be considered a breach of the AGREEMENT if SIGNPATH fails to ACTIVELY COMMERCIALIZE LICENSED PRODUCTS.

4.2	Additionally, in consideration for the rights granted by UNTHSC to SIGNPATH under this AGREEMENT, SIGNPATH also agrees to pay UNTHSC the following:

(a)	A running royalty as follows:

(1)	two and one half percent (2.5%) of NET SALES less than $25 million for LICENSED PRODUCTS covered by an issued patent;

(2) (3)
three percent (3%) of NET SALES equal to or greater than $250 million for LICENSED PRODUCTS covered by an issued patent; and

one and one and half percent (1.5%) of NET SALES of LICENSED P PRODUCTS not covered by an issued patent.

If SIGNPATH is obligated to pay running royalties to a third party to avoid infringing such third party’s patent rights which dominate UNTHSC’S PATENT RIGHTS (as documented by a written opinion of an independent, qualified patent attorney, a copy of which is provided to UNTHSC), SIGNPATH may reduce the running royalty due UNTHSC by one half of the running royalty rate being paid to such third party, provided, however, the running royalty rate due UNTHSC will not be reduced to less than two percent (2%) of NET SALES of LICENSED PRODUCTS covered by an issued patent or one percent (1%) of NET SALES of LICENSED PRODUCTS not covered by an issued patent; and

(b)
Twenty percent (20%) of all non-royalty consideration received by SIGNPATH from any sublicensee pursuant to Sections 3.3 and 3.4 herein, including but not limited to up-front payments, marketing, distribution, franchise, option, license, or documentation fees, research money not dedicated to LICENSED PRODUCTS, and development money not dedicated to the preclinical or clinical development of specific LICENSED PRODUCTS, bonus and milestone payments and equity securities; (payments required to be used for preclinical or clinical development of specific LICENSED PRODUCTS shall not be included in the non-royalty consideration. Likewise payments made to SIGNPATH in consideration of an investment in all or part of the equity securities of SIGNPATH, shall not be included in the non-royalty consideration so long as such equity investment is made in an arms length transaction for fair market value. Any consideration in the form of active pharmaceutical ingredients received by SIGNPATH from Sabinsa Corporation will be excluded from the requirements of this section.

(c)
This AGREEMENT may be assigned in accordance with the provisions of Section 11.1 subject to the payment to UNTHSC of a one hundred thousand dollar ($100,000) assignment fee. In the event the assignment fee is not paid, said assignment shall be void.

4.3
Unless otherwise provided, all such payments are payable annually within thirty (30) days, after finalization of the financial statements for the year ended December 31 of each year during the term of this AGREEMENT, at which time SIGNPATH will also deliver to UNTHSC a true and accurate report, giving such particulars of the business conducted by SIGNPATH, its AFFILIATES and its sublicensees, if any exist, during the preceding twelve (12) calendar months under this AGREEMENT as necessary for UNTHSC to account for SIGNPATH's payments hereunder. This report will include pertinent data, including, but not limited to:

(a)
the accounting methodologies used to account for and calculate the items included in the report and any differences in such accounting methodologies used by SIGNPATH, its AFFILIATES and sublicensees since the previous report; and

(b)	a list of LICENSED PRODUCTS under preclinical development or produced by SIGNPATH, its AFFILIATES and sublicensees for the twelve (12) preceding calendar months; and

(c)	the total quantities of LICENSED PRODUCTS produced by SIGNPATH, its AFFILIATES and sublicensees; and

(d)	the total SALES by SIGNPATH, its AFFILIATES and sublicensees; and

(e)	the calculation of NET SALES; and

(f)	the royalties so computed and due UNTHSC and/or minimum and royalties; and

(g) (h)	all consideration received from each sublicensee or assignee and payments due UNTHSC; and all other amounts due UNTHSC herein; and

(i)
a progress report as to SIGNPATH’s and any of its AFFILIATES' and sublicensees’ efforts and accomplishments during the preceding year to ACTIVELY COMMERCIALIZE LICENSED SUBJECT MATTER in the LICENSED TERRITORY and SIGNPATH's and sublicensees' commercialization plans for the upcoming year.

Simultaneously with the delivery of each such report, SIGNPATH agrees to pay UNTHSC the amount due; if any, for the period of such report. These reports are required even if no payments are due.

4.4
During the term of this AGREEMENT and for one (1) year thereafter, SIGNPATH agrees to keep complete and accurate records of its, its AFFILIATES’ and its sublicensees’ SALES AND NET SALES in sufficient detail to enable the royalties and other payments due hereunder to be determined. SIGNPATH agrees to permit UNTHSC or its representatives, at UNTHSC's expense, to periodically examine upon reasonable notice SIGNPATH's books, ledgers, and records during regular business hours for the purpose of and to the extent to necessary to verify any report required under this AGREEMENT. If any amounts due UNTHSC are determined to have been underpaid in an amount equal to or greater than five percent (5%) of the total amount due during the period so examined, then SIGNPATH will pay the cost of the examination plus accrued interest at the lesser of: (1) highest allowable rate: or (2) the prime rate plus two percent.

4.5
All amounts payable hereunder by SIGNPATH will be paid in United States funds without deductions for taxes, assessments, fees, or charges or any kind unless required by the laws of the jurisdiction where sales are made. In the event that the laws of the jurisdiction in which sales are mad limit the repatriation of funds or the conversion into US currency SIGNPATH shall use commercially diligent efforts to repatriate all funds owing to UNTHSC, and shall, in all cases, repatriate funds owed to UNTHSC in equal proportion to any amounts belonging to SIGNPATH which are repatriated from such jurisdiction. Checks are to be made payable to The University of North Texas Health Science Center, and sent by United States mail to 3500 Camp Bowie Blvd. Fort Worth, Texas 76107-299, Attention: Technology Transfer & Commercialization, and referencing the title and EFFECTIVE DATE of AGREEMENT and type of payment.

V.           PATENT PROTECTION

5.1	The Parties are equal owners of PATENT RIGHTS.

5.2
SIGNPATH is responsible for preparing, filing, prosecuting, defending, and maintaining PATENT RIGHTS to the INVENTIONS made in the name of both Parties and will consult with and keep UNTHSC fully informed of PATENT RIGHTS status. SIGNPATH will copy UNTHSC on patent related communications filed with the United States Patent and Trademark Office and any other patent office where patent applications related to the INVENTIONS are filed and pending, including, but not limited to, patent applications, office actions, and responses. The Parties each have the right to review and comment upon the wording of specifications, claims, and responses to office actions prior to their submission to the appropriate patent office, in the event of a disagreement as to wording, the Parties agree to work with each other to resolve any disagreements. PATENT RIGHTS will not be abandoned without the written consent of both Parties.

5.3	The Parties will each use their best efforts to ensure that JOINT INVENTORS fully cooperate in the preparation, filing, prosecution and maintenance of PATENT RIGHTS.

VI.           INFRINGEMENT BY THIRD PARTIES

6.1
SIGNPATH, at its expense, must enforce any patent exclusively licensed hereunder against infringement by third parties and is entitled to retain recovery from such enforcement as set forth herein. After reimbursement of SIGNPATH’S reasonable legal costs and expenses related to such recovery, SIGNPATH agrees to pay UNTHSC either: (a) the royalty detailed in Section 4.2(a) for any monetary recovery that is for sales of LICENSED PRODUCTS lost due to the infringement and related punitive damages; or (b) twenty five percent (25%) of reasonable royalties awarded and related punitive damages in any monetary recovery in which the award is for reasonable royalties. SIGNPATH must notify UNTHSC in writing of any potential infringement within thirty (30) calendar days of knowledge thereof. If SIGNPATH does not file suit against or enter into a sublicense with a substantial infringer within six (6) months of knowledge thereof, then UNTHSC may, at its sole discretion, enforce any patent licensed hereunder on behalf of itself  and SIGNPATH, with UNTHSC retaining either: (a) two times the royalty detailed in Section 4.2(a) for any monetary recovery that is for sales of LICENSED PRODUCTS lost due to the infringement and related punitive damages; or (b) fifty percent (SO%) of reasonable royalties awarded and related punitive damages in any monetary recovery in which the award is for reasonable royalties. UNTHSC shall not settle any such action upon terms which render the license granted pursuant to this AGREEMENT non-exclusive or would otherwise be incompatible with the terms of this AGREEMENT without the written consent of SIGNPATH.

6.2
In any suit or dispute involving an infringer, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access during regular business hours, to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

VII.           PATENT MARKING

7.1
SIGNPATH agrees that all LICENSED PRODUCT(S), and associated material such as documentation and packaging, sold by SIGNPATH, AFFILIATES, and/or sublicensees of SIGNPATH, will be permanently and legibly marked with the number of any applicable patent(s) licensed hereunder in accordance with each country's patent laws, including Title 35, United States Code.

VIII.           INDEMNIFICATION AND INSURANCE

8.1
SIGNPATH agrees to hold harmless and indemnify UNTHSC, the University of North Texas System, its Regents, officers, employees, and agents, ("UNTHSC lndemnitees") from and against any claims, demands, or causes of action whatsoever, costs suit and reasonable attorney's fees, including without limitation, those costs arising on account of any injury or death of persons or damage to property caused by; or arising out of, or resulting from, the exercise or practice of the rights granted hereunder by SIGNPATH, its officers, its AFFILIATES or their officers, employees, agents or representatives. In any action brought by a third party against UNTHSC Indemnitee s for an indemnified claim, subject to the statutory duties of the Texas Attorney General, SIGNPATH shall control the defense of such action, and subject to the statutory duties of the Texas Attorney General shall be responsible for selection of counsel and all aspects of the action. With UNTHSC's consent, which will not unreasonably be withheld or delayed, SIGNPATH shall have the right to settle any such claim with the third-party claimant in any manner which would not impose monetary liability on UNTHSC not reimbursed by SIGNPATH's indemnity obligations, or which would require an explicit admission of culpability by UNTHSC. The parties understand and agree that the limitation of damages in section 8.2 shall not apply to any claim under this section.

8.2
Except for indemnified claims under section 8.1 above, in no event shall either party be liable for any indirect, special, consequential or punitive damages (including, without limitation, damages for loss of profits or expected savings or other economic losses, or for injury to persons or property) arising out of, or in connection with, this AGREEMENT or its subject matter, regardless of whether that party knows or should know of the possibility or such damages.

8.3
Beginning at the time when any LICENSED SUBJECT MADER is being distributed or sold for human use (including for purpose of obtaining regulatory approvals) by SIGNPATH, an AFFILIATE, or by a sublicensee, SIGNPATH shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than two million dollars ($2,000,000) per incident and two million dollars ($2,000,000) annual aggregate, and SIGNPATH shall use reasonable efforts to have UNTHSC, the University of North Texas System, its Regents, officers, employees, and agents named as additional insureds. Such commercial general liability insurance shall provide: (i) product liability coverage (ii) broad for contractual liability coverage SIGNPATH's indemnification under this AGREEMENT and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required herein shall not be construed to create limit of SIGNPATH's liability with respect to its indemnification under this AGREEMENT. Prior to the time when any LICENSED SUBJECT MADER is being distributed or sold for human use, SIGNPATH shall purchase such insurance as it deems necessary for SIGNPATH's purposes, provided, however, that in connection with any commercial general liability insurance policy acquired by SIGNPATH, SIGNPATH shall use reasonable efforts to have UNTHSC, the University of North Texas System, its Regents, officers, employees, students and agents named as additional insureds on such policy.

8.4
SIGNPATH shall provide UNTHSC with written evidence of such insurance within thirty (30) calendar days of its procurement. Additionally, SIGNPATH shall provide UNTHSC with written notice at least fifteen (15) calendar days prior to the cancellation, non-renewal or material change in such insurance.

8.5
SIGNPATH shall maintain such commercial general liability insurance beyond the expiration or termination of this AGREEMENT during: (i) the period that any LICENSED SUBJECT MADER developed pursuant to this AGREEMENT is being commercially distributed sold by SIGNPATH, an AFFILIATE or by a sublicensee or agent of SIGNPATH; and (ii) the two (2) year period immediately after such period.

IX.           USE OF UNTHSC'S NAME

9.1
SIGNPATH will not use the name of (or the name of any employee of) UNTHSC in any advertising, promotional or sales literature, on its Website, without the advance express written consent of UNTHSC. Such permission will not be unreasonably withheld. Notwithstanding the forgoing, SIGNPATH may disclose the existence of this AGREEMENT and the fact that UNTHSC is the licensor under this AGREEMENT for the purposes of raising capital, and SIGNPATH may use the name of (or name of an employee of) UNTHSC in routine business correspondence or as needed in appropriate regulatory submissions without express written consent.

X.           CONFIDENTIAL INFORMATION AND PUBLICATION

10.1
Subject to SIGNPATH's rights in 10.2 below, UNTHSC and SIGNPATH each agree that  all information contained in documents marked “confidential” and forwarded to by the other (i) are to be received in strict confidence, (ii) will be used only for the purposes of this AGREEMENT, and (iii) will not be disclosed by the recipient party (except as required by law or court order), its agents or employees without the prior written consent of the disclosing party, except to the extent that the recipient party can establish by competent written proof that such information:

(a)	was in the public domain at the time of disclosure; or

(b)	later became of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns: or

(c)	was lawfully disclosed to the recipient party by a third party having the right to disclose it; or

(d)	was already known by the recipient party at the time of disclosure; or

(e)	was independently developed by the recipient party without use of the disclosing party's confidential information; or
(f)
is required by law or regulation to be disclosed, provided that the disclosing party gives adequate advance notice to the other of such disclosure to allow that party to assert whatever exclusion or exception may be available to it under such law or regulation; or

(g)	was not marked as Confidential or, if disclosed orally, was reduced to writing and marked Confidential within thirty (30) days of disclosure.

10.2
Each party's obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the disclosing party's confidential information as it uses to protect its own confidential information, but always at least a reasonable degree of care. This obligation will exist while this AGREEMENT is in force and for a period of three (3) years thereafter, except for confidential information which may be protected by law or regulation, in which case, such information shall be protected as long as mandated by such law or regulation requires. SIGNPATH shall have the right to disclose confidential information which is licensed as part of this AGREEMENT as is reasonably required in the development and commercialization of LICENSED PRODUCTS so long as such disclosures do not have an adverse effect on the PATENT RIGHTS.

10.3
UNTHSC and SIGNPATH shall have the right to publish the general scientific findings from research related to LICENSED SUBJECT MATIER, with due regard for the protection of each party's confidential information, the protection of current and future patent filing opportunities, regulatory and development concerns and other reasonable considerations relating to the development of LICENSED PRODUCTS pursuant to this AGREEMENT. The party desiring to publish will submit the manuscript of any proposed publication to the other party at least forty five (45) calendar days before such manuscript is submitted for consideration by any publication, and the reviewing party shall have the right to review and comment upon the publication in order to protect its confidential information. Upon the reviewing party's request, publication may be delayed up to sixty (60) additional calendar days to enable the reviewing party to secure adequate intellectual property protection of its confidential information that would otherwise be the publication. In the event that the parties reasonably determine that additional research or development work is required or ongoing research and development needs to be completed in order to secure appropriate intellectual property protection, and that publication will be detrimental to obtaining adequate intellectual protection, then, at the reviewing party's request and immediate funding of said additional research and development work, the party desiring to publish shall delay such publication until completion of the research or development work and filing of appropriate patents based upon such work.

XI.           ASSIGNMENT

11.1
Except in connection with the sale of substantially all of SIGNPATH's assets to a third party, this AGREEMENT may not be assigned by SIGNPATH without the payment to UNTHSC of the fee set forth in 4.2(c) above and the prior written consent by UNTHSC, which will not be unreasonably withheld.

XII.           TERM AND TERMINATION

12.1
Subject to Sections 12.3 and 12.4 herein, the term of this AGREEMENT is from the EFFECTIVE DATE to the full end of the term or terms for which PATENT RIGHTS have not expired, or for a term of (15) years, whichever is longer. If no PATENT has issued and a LICENSED PRODUCT receives regulatory approval in the United States prior to the end of the term set forth in this Section 12.1,and the AGREEMENT has not otherwise terminated or expired, then the term shall be automatically extended until fifteen (15) years past regulatory approval of the LICENSED PRODUCT.

12.2
Any time after the third anniversary of the EFFECTIVE DATE, UNTHSC has the right to terminate this license in political jurisdictions within the LICENSED TERRITORY if SIGNPATH, within ninety (90) calendar days after receiving written notice from UNTHSC of the intended termination, fails to provide written evidence satisfactory to UNTHSC that SIGNPATH, an AFFILIATE or a sublicensee is making diligent efforts to ACTIVELY COMMERCIALIZE LICENSED PRODUCTS in such jurisdiction. Such efforts may allow for sequential commercialization in these jurisdictions, (for example, an appropriate program may envision an initial US approval, and then subsequent EU and Japanese approval based upon the data and regulatory status of the US approval.) SIGNPATH is not required to simultaneously pursue all such commercialization activities with equal resources.

12.3	Subject to any rights herein which survive termination, this AGREEMENT will earlier terminate in its entirety:

(a)
automatically, if SIGNPATH becomes bankrupt or insolvent and/or if the business of SIGNPATH shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act SIGNPATH or otherwise; or

(b)
upon sixty (60) calendars days written notice from UNTHSC if SIGNPATH breaches or default on any obligation under this AGREEMENT, unless, before the end of the such sixty (60) calendar-day notice period, SIGNPATH has cured the default or breach to UNTHSC's reasonable satisfaction and so notifies UNTHSC, stating the manner of the cure; or

(c)
at any time upon written notice from SIGNPATH to UNTHSC for any reason or for no reason, provided that such notice shall be subject to rescission and shall not be effective for 30 days, and during such time, the parties shall meet together and discuss in good faith the reasons for such notice. In the event that the AGREEMENT is terminated pursuant to this notice, termination shall be subject to any terms herein which survive termination; or

(d)
if Section 12.2 is invoked, in which case such termination shall be applicable solely to the jurisdiction in question. No termination for default of breach under any part of Article XII shall be effective in the event that a party disputes in good faith the grounds for such default or breach. In such event, the dispute shall be resolved as set forth in 14.4 and 14.5 below, and termination shall be effective only after final resolution of such dispute as set forth in 14.5 below, provided that the party found to be in breach or default shall have the opportunity to cure such breach or default following such resolution as set forth in 12.3(b-d) above.

12.4	Upon termination of AGREEMENT:

(a)	nothing herein will be construed to release either party of any obligation maturing prior to the effective date of the termination; and

(b)
SIGNPATH covenants and agrees to be bound by the provisions ARTICLES VIII (Indemnification and Insurance), IX (Use of UNTHSC's Name) and X (Confidential Information and Publication) of this AGREEMENT; and

(c)
SIGNPATH may, for a period of one year after the effective date of the termination, sell all LICENSED PRODUCTS and parts therefore that it has on hand at of termination, if SIGNPATH pays the earned royalty thereon and any other amounts due pursuant to ARTICLE IV of this AGREEMENT; and

(d)	Subject to Section 12.4(c), SIGNPATH agrees to cease and desist any use and all SALE of the LICENSEDSUBJECT MATTER and LICENSED PRODUCTS upon termination of this AGREEMENT.

XIII.           REPRESENTATION: SUPERIOR-RIGHTS

13.1
UNTHSC represents its belief that (a) it has made inquiry into the inventorship and ownership and it is an owner of rights, title, and interest in and to LICENSED SUBJECT MATTER, (b) it has the right to grant licenses thereunder, (c) it has not granted licenses thereunder to any other entity that would restrict rights granted hereunder, (d) it does not know of any intellectual property belonging to UNTHSC which may require a separate license in order to commercialize LICENSED PRODUCTS pursuant to this AGREEMENT, (e) it has disclosed to SIGNPATH all relevant UNTHSC information relating to the practice of the TECHNOLOGY RIGHTS and the LICENSED SUBJECT MATTER and has not fabricated or withheld information from SIGNPATH.

13.2
SIGNPATH understands and agrees that other than as expressly set forth in 13.1 above, UNTHSC by this AGREEMENT, makes no representation as to the operability or fitness for any use, safety, efficacy, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of the LICENSED SUBJECT MATTER. UNTHSC, by this AGREEMENT, also makes no representation as to whether any patent covered by PATENT RIGHTS is valid or as to whether there are any patents now held, or which will be held, by others or by UNTHSC in the LICENSED FIELD, nor UNTHSC makes any representation that the INVENTIONS contained in PATENT RIGHTS do not infringe any other patents now held or that will be held by others.

13.3
SIGNPATH, by execution hereof, acknowledges, covenants and agrees that SIGNPATH has not been induced in any way by UNTHSC or employees thereof to enter into this AGREEMENT, and further warrants and represents that (a) SIGNPATH has conducted sufficient due diligence with respect to all items and issues pertaining to this AGREEMENT; and (b) SIGNPATH has adequate knowledge and expertise, or has used knowledgeable and expert consultants, to adequately conduct such due diligence, and to accept all risks inherent herein.

XIV. GENERAL

14.1
THIS AGREEMENT constitutes the entire and only agreement between the parties for LICENSED SUBJECT MATTER and all other prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof will be made except by a written document signed by both parties.

14.2	Any notice required by this AGREEMENT must be given by prepaid. first class, certified mail, return receipt requested, and addressed in the case of UNTHSC to:

The University of North Texas Health Science Center
Office Technology Transfer & Commercialization
3500 Camp Bowie Blvd. Fort Worth, Texas 76107

or in the case of SIGNPATH to:

SignPath Pharma, Inc.
1375 California Road
Quakertown, PA 18951
ATTENTION: Lawrence Helson, MD

or other addresses as may be given from time to time under the terms this notice provision.

14.3	SIGNPATH must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this AGREEMENT.

14.4
The parties of this AGREEMENT will encourage the prompt and equitable settlement of all controversies or claims between the parties. The parties agree to negotiate their differences directly and in good faith for a period of no less than thirty (30) days after receiving written notification of the existence of a dispute. If the dispute is not resolved within thirty (30) days after written notification of the existence of a dispute, the parties agree to submit their dispute to non-binding mediation. Chapter 2260 of the Texas Government Code establishes a dispute resolution process for contracts involving goods, services, and certain types of projects. To the extent that Chapter 2260, Texas Government Code, is applicable to this Agreement and is not preempted by other applicable law, the dispute resolution process provided for in Chapter 2260 and the related rules adopted by the Texas Attorney General pursuant to Chapter 2260, shall be used by the parties to attempt to resolve any claim for breach of contract against UNTHSC that cannot be resolved in the ordinary course of business.

14.5
This AGREEMENT will be construed and enforced in accordance with the laws of the United States of America and the State of Texas, without regard to its conflict of law provisions. The Texas State Courts of Tarrant County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court for the Northern District of Texas) shall have exclusive jurisdiction and venue over any dispute arising out of this AGREEMENT, and SIGNPATH consents to the jurisdiction or such courts. Nothing in this AGREEMENT shall be deemed as a waiver by UNTHSC of Its sovereign immunity.

14.6	Failure of either party to enforce a right under this AGREEMENT will not act as a waiver of rights or the ability to later assert that right relative to the particular situation involved.

14.7	Headings included herein are for convenience only and will not be used to construe this AGREEMENT.

14.8	If any part of this AGREEMENT is for any reason found to be unenforceable, all other parts nevertheless will remain enforceable.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representative to execute this AGREEMENT.

UNIVERSITY OF NORTH TEXAS HEALTH SCIENCE CENTER By: /s/ John A. Hartman John A. Hartman, MBA, CPA, CGMA, CMPE Senior Vice President for Finance and CFO Date: 12/12/2013	SIGNPATH PHARMACEUTICALS, INC. By: /s/ Lawrence Helson, M.D. Name: Lawrence Helson Title: CEO & President Date: 11/25/2013
By: /s/ David Cistola MD, PhD Name: David Cistola MD, PhD Title: Vice President, Research Date: 12/9/2013

EXHIBIT 1

UNTHSC Invention Disclosure Case 2012-10 "Composition of matter for Hybrid Nano Curcumin (HNC) formulation" by Amalendu Prakash Ranjan, Anindita Mukerjee, Jamboor K. Vishwanatha, and Lawrence Helson.

United States provisional patent application serial number, 61/695,827 “LIPOSOMAL SUSTAINED RELEASE COMPOUNDS” filed August 31,2012. Inventors: Amalendu Prakash Ranjan, Anindita Mukerjee, Jamboor K. Vishwanatha, and Lawrence Helson.

United States utility patent application serial number, 14/016,056 “LIPOSOMAL SUSTAINED RELEASE COMPOUNDS” filed August 31, 2013. Inventors: Amalendu Prakash Ranjan, Anindita Mukerjee,Jamboor K. Vishwanatha, and Lawrence Helson.

PCT patent  application  serial  number,  PCT/US2013/057744 “LIPOSOMAL SUSTAINED RELEASE COMPOUNDS” filed August 31, 2013. Inventors: Amalendu Prakash Ranjan, Anindita Mukerjee,Jamboor K. Vishwanatha, and Lawrence Helson.